Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/09/2011	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S STRONG PERFORMANCE CONTINUES:
APRIL COMPARABLE SALES UP 6.0%

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 6.0% in April.  Performance by segment was as follows:

•	U.S. up 4.0%
•	Europe up 6.5%
•	Asia/Pacific, Middle East and Africa up 6.5%

    "Our sales momentum continues as we focus on optimizing the menu with the right food and beverage offerings, modernizing the restaurant experience by upgrading our customer service and restaurant designs, and broadening our accessibility through convenience and everyday value," said McDonald’s Chief Executive Officer Jim Skinner.  "The demand for McDonald’s continues to grow, reflecting the success of our efforts to provide an enjoyable experience for customers around the world."
    In the U.S., April comparable sales rose 4.0% fueled by the popularity of the McCafé beverage line-up, including the recently introduced McCafé shakes, McDonald’s market-leading breakfast menu, and featured core products including the Big Mac and Quarter Pounder with Cheese.
    The strength of McDonald’s European business continued with April comparable sales up 6.5% led by performance in the U.K., France and Russia.  April’s results were driven by emphasis on premium beef and chicken options, unique dessert offerings and the ongoing benefit of restaurant reimaging.
    Comparable sales in Asia/Pacific, Middle East and Africa increased 6.5% led by performance in China, Japan and Australia.  Strong consumer appetite for locally-relevant menu options, compelling value and the convenience of McDonald’s drove the segment’s April results.
    Systemwide sales for the month increased 12.7%, or 7.5% in constant currencies.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended April 30,	2011	2010	Reported	Currency
McDonald's Corporation	6.0	4.9	12.7	7.5
Major Segments:
U.S.	4.0	3.8	4.7	4.7
Europe	6.5	5.3	17.6	9.2
APMEA*	6.5	3.9	18.1	7.9

Year-To-Date April 30,
McDonald's Corporation	4.7	4.4	9.2	6.1
Major Segments:
U.S.	3.2	2.1	3.9	3.9
Europe	5.9	5.3	11.0	8.4
APMEA*	4.0	5.3	13.5	4.8
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays and weekend days can impact our reported comparable sales.  In April 2011, this calendar shift/trading day adjustment consisted of one less Thursday and one more Saturday compared with April 2010. The resulting adjustment varied by area of the world, ranging from approximately 0.9% to 1.0%. In addition, the timing of holidays can impact comparable sales.

Upcoming Communications
    McDonald's Annual Shareholders’ Meeting will be webcast live on May 19, 2011 at 9:00 a.m. Central Time at www.investor.mcdonalds.com. An archived replay and podcast of the meeting will be available for a limited time.
    Jim Skinner, Chief Executive Officer, will speak at 8:00 a.m. Eastern Time at Sanford Bernstein’s 27th Annual Strategic Decisions Conference in New York on June 1, 2011. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
    McDonald’s tentatively plans to release May sales on June 8, 2011.

    McDonald’s is the world’s leading global foodservice retailer with more than 32,000 locations serving approximately 64 million customers in 117 countries each day.  More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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